EXHIBIT 99.A6

                          OFFER TO PURCHASE FOR CASH
                Up to $25 Million Aggregate Principal Amount of
              5.625% Convertible Subordinated Debentures Due 2007
                                      Of
                          BankAtlantic Bancorp, Inc.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 28, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES (EACH A "HOLDER" AND COLLECTIVELY, THE "HOLDERS") MUST TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION. TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

                                August 30, 2000


To Our Clients:

     Enclosed for your consideration is an Offer to Purchase (the "Offer to Purchase") and a Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents") relating to the offer (the "Tender Offer") by BankAtlantic Bancorp, Inc., a Florida corporation (the "Company"), to purchase for cash up to $25 million aggregate principal amount of its 5.625% Convertible Subordinated Debentures due 2007 (the "Debentures") at a price of $730 per $1,000 principal amount of Debentures.

     The materials are being forwarded to you as the beneficial owner of Debentures held by us for your account or benefit but not registered in your name. A TENDER OF SUCH DEBENTURES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATIONAL PURPOSES ONLY AND CANNOT BE USED BY YOU TO TENDER DEBENTURES HELD BY US FOR YOUR ACCOUNT OR BENEFIT.

     Accordingly, we request instructions as to whether you wish to have us tender Debentures on your behalf in respect of any or all of the Debentures held by us for your account or benefit, upon the terms and subject to the conditions set forth in the Offer Documents. We urge you to read carefully the Offer Documents before instructing us to tender your Debentures.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Debentures on your behalf in accordance with the provisions of the Tender Offer. Debentures tendered by you pursuant to the Tender Offer may be validly withdrawn, subject to the provisions described in the Offer to Purchase, at any time prior to the Expiration Date.

     Your attention is directed to the following:

     1. The consideration for each $1,000 principal amount of Debentures tendered pursuant to the Tender Offer shall be $730, plus accrued and unpaid interest from June 1, 2000 up to, but not including, the date of payment.

     2. The Company's obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction of the General Conditions (as defined in the Offer to Purchase).

     3. The Tender Offer is being made for Debentures having an aggregate principal amount of up to $25 million. If Debentures having an aggregate principal amount in excess of $25 million are tendered and not withdrawn and the Company does not increase the $25 million limit, the Company will purchase Debentures having an aggregate principal amount of $25 million, pro rata in an amount per Holder equal to (i) a fraction the numerator of which is such Holder's total principal amount of Debentures tendered and the denominator of which is the total principal amount of Debentures tendered, multiplied by (ii) $25 million.

     4. The Tender Offer will expire on the Expiration Date, unless the Tender Offer is extended. Tendered Debentures may be withdrawn at any time on or prior to the Expiration Date.

     If you wish to have us tender any or all of your Debentures held by us for your account upon the terms set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Debentures, all such Debentures will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

     The Tender Offer is not being made to (nor will tenders of Debentures be accepted from or on behalf of) Holders of Debentures in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make the Tender Offer in any such jurisdiction, and may extend the Tender Offer to Holders of Debentures in such jurisdiction.

                     INSTRUCTION FORM WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                UP TO $25 MILLION AGGREGATE PRINCIPAL AMOUNT OF
              5.625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007
                                      OF
                          BANKATLANTIC BANCORP, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and the related Letter of Transmittal, in connection with the offer (the "Tender Offer") by BankAtlantic Bancorp, Inc., a Florida corporation (the "Company"), to purchase for cash up to $25 million aggregate principal amount of its 5.625% Convertible Subordinated Debentures due 2007 (the "Debentures").

     This will instruct you to tender to the Company the aggregate principal amount of Debentures indicated below held by you for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Debentures held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE UNDERSIGNED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

  Box 1      [ ]   Please tender ALL my Debentures, held by you for my
                   account or benefit.*
  Box 2      [ ]   Please tender LESS than all my Debentures. I wish to
                   tender $__________ aggregate principal amount of
                   Debentures.
  Box 3      [ ]   Please do not tender any Debentures held by you for my
                   account or benefit.

                   Signature(s)

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                   Please type or print name(s)

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                   Area Code and Telephone Number


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                   Taxpayer Identification or Social Security Number
Dated:             , 2000
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* Unless otherwise indicated, it will be assumed that we should tender all of the aggregate principal amount of Debentures held by us for your account or benefit.